Exhibit 3.3a

SERIES A PREFERRED UNIT CANCELLATION AGREEMENT

Re: 166,667 shares of Series A Preferred Unit (“Preferred Units”) of UC Asset LP, a Delaware limited partnership (the “Company”), held by SMEA2Z LLC, a Wyoming limited liability company (the “Holder”)

In consideration of the premises, the mutual covenants and conditions contained herein, between the Company and the Holder, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, with the intent to be legally bound, agree as follows.

Cancellation of Preferred Units

The Holder conveys to the Company and hereby authorizes the Company, and/or the Company’s transfer agent, effective on the date set forth hereinunder, to cancel 166,667 shares of Series A Preferred Units of the Company, which Preferred Units the Holder hereby represents and warrants are owned by the Holder, free and clear of any liens and encumbrances whatsoever, and that the Holder has full and uncontested authority to convey to the Company for cancellation.

Releases

The Holder, for itself and each of its present and former, direct and/or indirect, parents, subsidiaries, affiliates, attorneys, agents, representatives, employees, consultants, brokers, officers, directors, equity and/or debt holders, managers, members, successors, predecessors, heirs and assigns (collectively the “Releasors”), hereby expressly and irrevocably release, waive and forever discharge and hold harmless the Company and each of all of their respective present and former, direct and/or indirect, parents, subsidiaries, affiliates, attorneys, agents, representatives, employees, consultants, brokers, officers, directors, equity and/or debt holders, managers, members, successors, predecessors, and assigns (collectively, the “Released Parties”) from any and all actions, causes of action, suits, losses, liabilities, rights, debts, dues, sums of money, accounts, reckonings, obligations, costs, expenses, liens, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, damages, judgments, extents, executions, claims, and demands, of every kind and nature whatsoever (collectively, the “Claims”)“, whether now known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, suspected or unsuspected, in law, admiralty or equity, which the Holder and/or any Releasors ever had, now have, or hereafter can, shall, or may have against the Company and/or any of the Released Parties from the beginning of time through and including the date hereof, respecting the matters covered hereby or in any way related to the Preferred Units and/or the subscription agreement under which the Holder subscribed to the Preferred Units. Particularly, the Holder, for itself and each of the Releasors, hereby forebear and release the Company and each of the Released Parties from any obligation to any paid or unpaid dividends arising from ownership of the Preferred Units.

Governing Law

This Agreement and the terms and conditions set forth herein, shall be governed by and construed solely and exclusively in accordance with the internal laws of the State of Delaware without regard to the conflicts of laws principles thereof.

Acknowledgement.

The Holder acknowledges that it has been advised that there is a potential secondary public offering by and a potential up-listing of the Company (“Following Transactions”) following the cancellation of the shares of Preferred Units, and the Holder represents and warrants that it has the necessary business acumen to evaluate the information received and assumes all risks of any kind or nature whatsoever or otherwise that may arise from such Following Transactions and any such transactions may occur in the future that may have on the value of any units of the Company, without qualification.

Effective Date: July 01, 2022

SMEA2Z LLC

By:
Print Name:	Philip Verges
Title:	Duly Authorized Official
Agreed and Accepted by
UC Asset LP

By:
Print Name:	Larry Xianghong Wu
Title:	Managing Member of General Partner